SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNITED COMMUNITY FINANCIAL CORP.
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(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2014 Annual Meeting of Shareholders of United Community Financial Corp. will be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on May 27, 2014, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1.  To re-elect two directors of UCFC for terms expiring in 2017;

2.  To hold an advisory vote on executive compensation;

3.  To ratify the selection of Crowe Horwath LLP as the auditors of UCFC for the current fiscal year; and

4.  To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on April 7, 2014 will be entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 27, 2014.

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each shareholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. On April 17, 2014, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of April 7, 2014, and we posted our proxy materials on the website referenced in the Notice (www.cfpproxy.com/4576). As more fully described in the Notice, shareholders may choose to access our proxy materials at www www.cfpproxy.com/4576 or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. If you previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

Whether or not you expect to attend the Annual Meeting, we urge you to consider voting electronically. If you chose to receive pour proxy materials in printed form, please review the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING MAY BE ASSURED. Submitting a proxy in either electronic or printed form does not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

Jude J. Nohra

General Counsel & Secretary

Youngstown, Ohio

April 17, 2014

UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

PROXY STATEMENT

PROXIES

The Board of Directors of United Community Financial Corp., an Ohio corporation, is soliciting the enclosed proxy for use at the 2014 Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on May 27, 2014, at 10:00 a.m., Eastern Time, and at any adjournments thereof.

Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary and so long as the proxy does not represent a broker non-vote, will be voted:

“FOR” the re-election of Richard J. Schiraldi and Gary M. Small, as directors of UCFC for terms expiring in 2017;

“FOR” the approval of UCFC’s executive compensation; and

“FOR” the ratification of the selection of Crowe Horwath LLP as UCFC’s independent registered public accounting firm for the current fiscal year.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of UCFC at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to UCFC at the above address prior to the Annual Meeting or (c) attending the Annual Meeting and voting in person (except, if you hold your shares with a bank, broker or other nominee, you cannot vote your shares in person). Proxies may be solicited by the directors, officers and other employees of UCFC and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of UCFC, in person or by telephone, telecopy, mail or electronic mail, only for use at the Annual Meeting. All solicitation costs will be borne by UCFC. This proxy statement is first being mailed or electronically distributed, as applicable, to the shareholders of UCFC on or about April 17, 2014.

In some cases, UCFC has multiple shareholders of record at a single address. UCFC sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or proxy statement, you may request it by writing to the Secretary of UCFC at the above address or calling (330) 742-0500. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Registrar and Transfer Company as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2014

The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available at http://www.cfpproxy.com/4576.

VOTING RIGHTS

Only shareholders of record as of the close of business on April 7, 2014, are entitled to vote at the Annual Meeting. As of the voting record date, there were 50,554,281 shares entitled to vote at the Annual Meeting. Each share is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

Shares represented by properly executed proxies returned to UCFC prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all.

“Broker non-votes” are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under the applicable rules of the self-regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. We encourage you to promptly provide your broker or other nominee with voting instructions if you want your shares voted in the election of directors and to carefully follow the instructions your broker gives you pertaining to their voting procedures.

Those shares represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting that do not specify how shares should be voted will be voted FOR the Board’s nominees and FOR the approval of UCFC’s executive compensation, unless the proxy represents a broker non-vote, and FOR the ratification of the selection of Crowe Horwath.

The proposals to approve UCFC’s executive compensation is advisory, so it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future executive compensation arrangements. The proposal to ratify the selection of auditors is not binding upon the Board. However, if the selection is not ratified by the shareholders, the Audit Committee may re-consider its selection of Crowe Horwath LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.

The director nominees receiving the greatest number of votes will be elected as directors. No shareholder may cumulate votes in the election of directors.

The affirmative vote of the holders of at least a majority of the voting power of UCFC’s common shares is necessary to approve UCFC’s executive compensation for the current fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

Criteria and Diversity

In considering whether to recommend to the Board any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Governance Committee will seek candidates that are in the best interests of UCFC, Home Savings and UCFC’s shareholders, and it will apply the criteria set forth in UCFC’s Nominating and Governance Committee Charter and Corporate Governance Guidelines (both of which can be obtained by following the link under Corporate Information on UCFC’s investor relations web page at http://www.ucfconline.com/).

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually (or more often as necessary) with the Board the composition of the Board as a whole and recommends, if necessary, steps to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws, rules and regulations.

Although UCFC does not have a specific diversity policy for recruitment of directors, the Nominating and Governance Committee Charter specifies that the Nominating and Governance Committee should seek candidates with diverse experiences, as described below. The Charter also identifies certain skills and experience desired in a new director, such as financial services experience, community involvement, marketing or sales experience, financial expertise, significant business or real estate experience, technological knowledge or business development expertise.

Pursuant to the Charter, the Nominating and Governance Committee is charged with seeking candidates who, both individually and as a group:

•	Meet UCFC’s strategic needs and will be most effective in meeting the long-term interests of UCFC and its shareholders;

•	Possess the highest personal values, judgment and integrity;

•	Have an understanding of the regulatory and policy environment in which UCFC and Home Savings operate; and

•	Have diverse experience in the key business, financial and other challenges that face UCFC and Home Savings.

In addition, the Governance Guidelines set forth a number of standards that should be used to assess director qualifications, including whether the candidate:

•

Has experience as a chief executive officer, member of senior management or director of a nationally recognized or otherwise significant business corporation, financial services company, accounting firm, real estate firm, educational institution or not-for-profit organization;

•	Possesses particular skills, expertise or financial wherewithal that enhance the overall composition of the Board;

•	Serves as a member of a board or audit committee of any other publicly held corporations, which membership is limited to no more than four other boards and two other audit committees;

•	Is affiliated with a service provider to UCFC; and

•	Owns any common shares of UCFC.

If a candidate does not own UCFC common shares, he or she must acquire at least three times the value of the annual retainer paid to directors within three years of joining the Board. This minimum share ownership level will be adjusted in the event the annual retainer is adjusted. If a director disposes of any shares and falls below such level, the director’s fees shall be used to acquire additional shares, subject to applicable Federal and state securities laws and regulations, until such time as he or she has acquired the minimum share ownership level. In the event a director has not acquired the requisite number of shares within the required time frame, and no exception is granted by the Chairman of the Board for good reason, the director’s fees will be used to acquire the minimum share ownership level, subject to applicable Federal and state securities laws and regulations, until such time as he or she has acquired the minimum share ownership level.

The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. UCFC believes that a Board composed of directors with a wide variety of skills, expertise and professional and civic backgrounds contributes to the overall success of UCFC by providing a variety of perspectives on issues facing the Board and UCFC, and it allows the Board to fulfill its responsibilities to shareholders, employees and the communities it serves. No nominee is discriminated against on the basis of his or her gender, race, religion, national origin, sexual orientation, disability or on any other basis proscribed by applicable law or regulation. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and be able to participate in other Board and UCFC matters necessary to ensure good corporate governance is practiced and the needs of UCFC and its shareholders are met.

The Corporate Governance Guidelines also provide, among other things, that a director who reaches the age of 75 before the end of such director’s term shall retire on or before the first annual meeting of shareholders at which such director would stand for re-election by shareholders.

UCFC encourages all directors to attend the annual meetings of shareholders. All of UCFC’s directors attended the 2013 Annual Meeting of Shareholders.

Recruitment, Appointment and Recommendation regarding Directors

During 2013, UCFC and Home Savings had one director retire from the Board of Directors. As previously disclosed, Eugenia C. Atkinson retired as of last year’s Annual Meeting. Mrs. Atkinson served as a director of UCFC since 2005 (and as a director of Home Savings since 1999).

Had Mrs. Atkinson not retired, she would have been up for re-election by shareholders at the 2016 Annual Shareholder’s Meeting. On October 15, 2013, the Board elected Zahid Afzal to fill the vacancy created by Mrs. Atkinson’s retirement. Mr. Afzal will have a term expiring at the Annual Shareholder’s Meeting in 2016.

In advance of this year’s Annual Meeting and as previously disclosed, Richard J. Buoncore and Dr. David C. Sweet both advised the Board that they will not sit for re-election at the Annual Meeting. Mr. Buoncore resigned from the Board on March 25, 2014, and Dr. Sweet decided to retire from his service on the Board immediately prior to the Annual Meeting. Mr. Buoncore has served as a director of UCFC and Home Savings since 2007, and Dr. Sweet has served as a director of UCFC since 2004 and Home Savings since 2005.

Had Mr. Buoncore not resigned and Dr. Sweet not retired, each would have been up for re-election by shareholders at this year’s Annual Meeting. On March 17, 2014, the Board appointed Gary M. Small as President and Chief Executive Officer of UCFC and Home Savings, which appointment was effective April 1, 2014, and it elected Mr. Small to fill the vacancy created by Mr. Buoncore’s resignation. As set forth below, the Board has nominated Mr. Small for re-election at the Annual Meeting.

In addition, the Board has determined to maintain the vacancy created by Dr. Sweet’s retirement. As part of UCFC and Home Savings’ goals to recruit additional qualified candidates to the Board, the Nominating and Governance Committee and the other members of the Board have engaged in a recruiting effort to seek a new director to fill the vacancy created by Dr. Sweet’s retirement. A Director who is elected by the Board to fill this vacancy will have a term expiring at the Annual Shareholders’ Meeting in 2017.

The Board and management will sincerely miss the dedication, service and loyalty that Mrs. Atkinson, Mr. Buoncore and Dr. Sweet provided to UCFC and the Board.

Nominees for Election as Directors (Term Expiring in 2017)

The following information, as of the date of this proxy statement, concerning the age, principal occupation, affiliations and business experience of each nominee for election or re-election as a director of UCFC has been furnished to UCFC by each director nominee. In addition, the information set forth below reflects the evaluation of the Nominating and Governance Committee and the Board regarding the key attributes, skills and qualifications presented by each director nominee.

The Board has nominated the following directors for re-election for terms expiring in 2017:

Name	Age	Positions held	Director of UCFC since
Richard J. Schiraldi	59	Chairman of the Board of UCFC and Home Savings, Director	2002
Gary M. Small	53	President and CEO of UCFC and Home Savings, Director	2014

Richard J. Schiraldi.    Mr. Schiraldi is a CPA and has been a partner at Cohen & Company, Certified Public Accountants, Youngstown, Ohio, since 1990. Mr. Schiraldi served as Director of Tax Operations in the Youngstown, Ohio office of Cohen from 1983 until 2003. Prior to that, Mr. Schiraldi worked for Touche Ross.

He is an owner and previously served as director of Sequoia Financial Group, LLC, which provides a variety of services including financial planning and asset management services, insurance sales, estate planning, and employee retirement design and implementation services. Mr. Schiraldi also serves as a director and the Chairman of the Board of Home Savings, and he has a distinguished record of serving his community as a trustee or director of numerous not-for-profit entities. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Schiraldi has developed as a CPA in public practice for approximately 28 years, as an owner and manager of privately held businesses and as a director of numerous not-for-profit entities allow him to provide strategic planning, tax, accounting and financial expertise (including his ability to serve as an Audit Committee financial expert), as well as a local perspective on community affairs and valuable leadership insight to the Board.

Gary M. Small.    Mr. Small was appointed President and Chief Executive Officer of UCFC and Home Savings on April 1, 2014. Prior to joining UCFC and Home Savings, Mr. Small served as Senior Executive Vice President — Chief Banking Officer for S&T Bank, located in Indiana, Pennsylvania, from January 2013 until March 31, 2014, where he had responsibility for the wealth management, retail banking and insurance business groups. Prior to joining S&T, Mr. Small worked from January 2009 until December 2012 for Jackson Hewitt Tax Services, initially serving as Chief Operating Officer for its nationwide, 1,000 store, company-owned business unit from January 2009 until May 2011. Mr. Small served as Senior Vice President — Customer Operations from May 2011 until December 2012 where his responsibilities were expanded to include oversight of a significant portion of Jackson Hewitt’s franchise network, pricing strategies, financial products and support units. Before Jackson Hewitt, Mr. Small was with Sky Financial Group, serving as its Executive Vice President — Head of Regional Banking, and subsequent to its merger with Huntington Bank, Small served as Huntington Bank’s Executive Vice President — Regional Banking Group President. Prior to joining Sky Financial, Small spent 20 years with National City Corporation, and a predecessor, Merchants National Corporation, in a number of senior operating and financial roles, including four years as an Executive Vice President — Retail Network Executive, with responsibility for over 200 branch locations across the Midwest. The Board believes that the attributes, skills and qualifications that Mr. Small has developed through more than 28 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and lending) and invaluable business, strategic planning, financial, mergers and acquisitions and leadership insight to the Board.

If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute candidate as the Board recommends.

In accordance with UCFC’s Code of Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors in a written nomination received by the Secretary of UCFC by the 60th day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. If the annual meeting for the election of directors in any year is not held on or before the 31st day following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of the annual meeting. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the particular experience, qualifications, attributes or skills of such nominee that qualify him or her for election to the Board, the number of common shares of UCFC owned either beneficially or of record by each nominee and the length of time the UCFC shares have been so owned. No director nominations have been received from any shareholders of UCFC with respect to the Annual Meeting.

INCUMBENT DIRECTORS

The following information, as of the date of this proxy statement, concerning the age, principal affiliations and business experience of each of the continuing directors of UCFC has been furnished to UCFC by each director. In addition, the information set forth below reflects the evaluation of the Nominating and Governance Committee and the Board regarding the key attributes, skills and qualifications possessed by each continuing director.

The following directors will continue to serve on the Boards of both UCFC and Home Savings after the Annual Meeting for the terms indicated:

Name	Age	Positions held	Director of UCFC since	Term expiring in
Marty E. Adams	61	Director	2013	2015
Lee Burdman	50	Director	2011	2015
Scott D. Hunter	51	Director	2009	2015
Zahid Afzal	51	Director	2013	2016
Patrick W. Bevack	67	Director	2010	2016
Scott N. Crewson	57	Director	2009	2016

Marty E. Adams.    Mr. Adams is President of Marty Adams Consulting, LLC (“MA Consulting”), where he serves as an advisor both to banks and their boards of directors and to private equity firms pertaining to bank equity investments. Mr. Adams served as a director of PVF Capital Corp. from January 2010 to February 2013 and as a director of its wholly-owned subsidiary, Park View Federal Savings Bank, from September 2009 to February 2013. Mr. Adams served as Interim Chief Executive Officer of PVF Capital Corp. and Park View Federal Savings Bank from March 2009 until September 9, 2009. Previously, Mr. Adams served as President and Chief Operating Officer of Huntington Bancshares, Inc. from July 2007 until December 2007 following Huntington Bancshares’ acquisition of Sky Financial Group, Inc. Mr. Adams previously served as the Chairman and Chief Executive Officer of Sky Financial Group, Inc. Currently, Mr. Adams serves as a trustee for The University of Mount Union and a member of the Foundation Board of West Liberty University. During the past ten years, Mr. Adams also served as a director of Sky Financial Group, Inc. and Huntington Bancshares, Inc. The Board believes that the attributes, skills and qualifications Mr. Adams has developed through more than 31 years’ experience in the banking and financial services industries, as well as his service in significant public company leadership positions, including as a Chief Executive Officer of more than one financial institution, allow him to provide technical knowledge in nearly all operational areas of banking (including administration, operations, marketing, retail banking and mortgage and commercial lending) and invaluable business, strategic planning, capital planning and raising, mergers and acquisitions, financial and leadership insight to the Board.

Lee Burdman.    Mr. Burdman is Co-Founder and Managing Partner of Redstone Investments, a development, management and acquisitions company focusing on shopping center development, which is headquartered in Youngstown, Ohio, and has an office in Tampa, Florida. Mr. Burdman joined the UCFC and Home Savings Boards in April 2011. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Burdman has developed through 27 years of owning, managing and developing real estate, his knowledge of commercial real estate lending through his business operations, his high level of financial literacy, his executive management experience as the Co-Founder and Managing Partner of Redstone Investments, his history of public service on numerous community boards and most importantly his past experience as a member of the board of a local community bank and subsequently as a regional board member of that bank’s successor by merger allow him to provide lending, real estate and strategic planning insight, a local perspective on community affairs and valuable financial and leadership experience to the Board.

Scott D. Hunter.    Judge Hunter currently serves as a Mahoning County, Ohio, Area Court Judge and Judge of the Mahoning County, Ohio, Misdemeanor Drug Court, positions he has held since July 1999. He also has been the managing member of Hunter-Stevens Land Title Agency, LTD, Canfield, Ohio, since March 1998, and has maintained a private law practice. He previously served as a partner of the Davis & Davis Law Firm. Judge Hunter joined the UCFC and Home Savings Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Judge Hunter has developed through approximately 26 years of providing legal services and working in the real estate, title and escrow industries and his vast community, public and political service and experience, give him considerable experience within the banking and lending industry and allow him to provide significant guidance and expertise on regulatory compliance, community perspective, lending and real estate and valuable leadership insight to the Board. Judge Hunter also provides the Board with a diverse background in the public and private sectors.

Zahid Afzal.    Mr. Afzal currently serves as Chief Information Officer/Operating Officer of Capital Bank (Capital Bank Financial Corp.), a position that he has held since October 2013 to present. Mr. Afzal was elected by the Board of UCFC to serve as a director of UCFC and Home Savings in October 2013 to fill the vacancy created by the retirement of Eugenia C. Atkinson. Mr. Afzal has more than 26 years of experience as a senior information technology and business executive for some of the top global and regional financial services and progressive technology companies, including Huntington National Bank, Bank of America, Broadslate Networks, Citibank and MCI Telecommunications. Mr. Afzal previously served as the Senior Executive Vice President, Chief Information Officer (CIO) for The Huntington National Bank. During his time at Huntington, Mr. Afzal managed companywide information technology, and he also was responsible for Huntington’s banking business operations and eCommerce functions. Due to his strong background and achievements in information technology, Mr. Afzal was honored as one of ComputerWorld’s Top 100 CIOs. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Afzal has developed through approximately 26 years as a senior information technology and business executive allow him to provide significant guidance and expertise in many operational areas of banking and invaluable business, strategic planning, financial, mergers and acquisitions, information technology and enterprise-wide risk management insight to the Board.

Patrick W. Bevack.    Mr. Bevack retired from UCFC and Home Savings on March 31, 2014, and is now President of PWB Consulting, LLC. Prior to his retirement, Mr. Bevack served as President and Chief Executive Officer of UCFC since January 1, 2011 and President and CEO of Home Savings since March 2009. Prior to this, Mr. Bevack had served as President and Chief Operating Officer since January 2007. From June 2003 through January 2007, Mr. Bevack was Executive Vice President, Chief Financial Officer and Treasurer of Home Savings. Mr. Bevack joined Home Savings in June 2000 and served as Senior Vice President of Mortgage Lending until June 2003. Prior to joining Home Savings, he was Executive Vice President, Chief Financial Officer and Assistant Secretary of Metropolitan Bank and Trust. Mr. Bevack, who also serves as a Director of Home Savings, is a CPA (currently inactive), holds an MBA in finance and serves on a number of not-for-profit boards. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Bevack has developed through more than 38 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and mortgage and commercial lending) and invaluable business, strategic planning, financial, mergers and acquisitions and leadership insight to the Board.

Scott N. Crewson.    Mr. Crewson retired from BP plc, London, England in 2008, after having served the company, more than 27 years in a variety of executive level positions, including most recently as Deputy Director, Business Development in London, England from 2005 through 2008. Prior to that, he served as Commercial Manager, Toledo Refinery from 1998 through 2004. He joined the UCFC and Home Savings Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications, including, but not limited to, profit and loss management, new business development, performance management, risk management and strategic planning that Mr. Crewson has developed through his myriad executive positions held with BP plc and his highly developed business acumen allow him to provide invaluable business insight, valuable leadership and guidance and expertise on strategic planning, risk management and profit and loss management to the Board. Mr. Crewson also presents a diversity of experience to the Board after serving BP internationally across several geographies and cultures.

BOARD MEETINGS AND COMMITTEES

The Board has determined that Messrs. Afzal, Burdman, Crewson, Hunter and Schiraldi are each considered “independent” because each such director (a) satisfies the independence requirements prescribed by applicable rules of The NASDAQ Stock Market (“NASDAQ”), (b) is a “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (c) is an “Outside Director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

The Board of UCFC met eleven times for regularly scheduled meetings, four times for special meetings and one time for a joint special UCFC and Home Savings meeting during 2013. The Board of UCFC has an Audit

Committee, a Capital Committee, a Compensation Committee, a Nominating and Governance Committee and a Compliance and Risk Management Committee. The Board of UCFC also established an ad hoc Search Committee in 2013 oversee the process of recruiting a new President and CEO to succeed Mr. Bevack, which Committee is further described below. The Charters of the Audit, Compensation, Nominating and Governance, and Compliance and Risk Management Committees are available under Corporate Information on UCFC’s website at http://www.ucfconline.com/.

During 2013, the Boards of UCFC and Home Savings and the Board Committees described below met many times in executive sessions held solely between independent directors, and at times with Mr. Bevack, the then-current President and CEO of UCFC and Home Savings. As discussed below under “BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT – Board Leadership,” Mr. Schiraldi served as the independent, non-executive Chairman of the Board and presided over executive sessions of the UCFC and Home Savings Boards, while the chairperson of each specific committee presides over executive sessions of that Committee.

Audit Committee

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting and internal auditing functions and controls, and its loan review function. It also is responsible for engaging an independent registered public accounting firm to audit UCFC’s financial statements and internal controls over financial reporting. The current members of the Audit Committee are Messrs. Afzal, Schiraldi, Burdman and Crewson, all of whom are considered “independent” under the listing standards of NASDAQ. Mr. Buoncore served as the Chairman of the Audit Committee during 2013 and until his resignation on March 25, 2014, and Mr. Afzal has succeed him as Chairman. The Board has determined that Messrs. Afzal and Schiraldi qualify as audit committee financial experts. The Audit Committee met nine times during 2013 and one time in a joint meeting with the Compliance and Risk Management Committee.

Compensation Committee

The Compensation Committee of UCFC has primary responsibility for assisting the Board in discharging its responsibilities relating to the compensation of UCFC’s “executive officers,” as defined under applicable federal securities laws and regulations. Thus, the Committee annually recommends the compensation package for UCFC’s executive officers (which includes some executive officers of Home Savings) and Named Executive Officers (Named Executive Officers are those executives for whom compensation is required to be disclosed in the Summary Compensation table below) to the Board for its approval. From time to time, the Committee invites certain members of management to attend meetings to discuss the performance of UCFC and Home Savings and other matters affecting the compensation of each of the executive officers. Mr. Bevack made no recommendations to the Compensation Committee regarding his own compensation. The current members of the Compensation Committee, all of whom are independent, are Messrs. Burdman, Crewson, Hunter, and Schiraldi (as Ex-Officio Member) and Dr. Sweet, who is retiring immediately prior to the Annual Meeting. Mr. Crewson is the Chairman of the Compensation Committee. The Compensation Committee met ten times during 2013.

During 2010, the Compensation Committee engaged Organizational Consulting Group, LLC (“OCG”) to consult with the Board and make recommendations regarding the compensation of UCFC’s and Home Savings’ executive officers. In doing so, OCG was instructed to conduct a study of the compensation paid to such executive officers in relation to UCFC’s peer group and to recommend whether any adjustments should be made to any of the officers’ compensation. The Compensation Committee utilized the compensation study prepared by OCG as updated by Home Savings’ Vice President — Human Resources to establish the 2013 salaries of UCFC’s and Home Savings’ executive officers, including Messrs. Bevack, Reske, Krontiris, Nohra, Garrity and Esson.

Nominating and Governance Committee

The Nominating and Governance Committee of UCFC is responsible for receiving and evaluating recommendations for potential Board members from directors and shareholders, recommending to the Board a slate of director nominees to be elected by shareholders and overseeing governance matters affecting officers and directors of UCFC and Home Savings. In selecting nominees, the Nominating and Governance Committee considers the criteria discussed above. The Nominating and Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors. The current members of the Nominating and Governance Committee, all of whom are independent, are Messrs. Afzal, Burdman and Schiraldi and Dr. Sweet (until his retirement). Mr. Schiraldi currently serves as the Chairman of the Nominating and Governance Committee. The Nominating and Governance Committee met seven times during 2013.

Compliance and Risk Management Committee

The Compliance and Risk Management Committee of UCFC and Home Savings is responsible for overseeing specific areas of risk, as more fully described below under “BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT — Role of Board in Risk Oversight” and compliance with UCFC’s and Home Savings’ regulatory orders and agreements (all of which have been terminated) and applicable laws and regulations. The current members of the Compliance and Risk Management Committee are Dr. Sweet (until his retirement) and Messrs. Adams, Afzal, Bevack and Schiraldi (as Ex-Officio Member). Dr. Sweet will serve as the Chairman of the Compliance and Risk Management Committee until his retirement, and Mr. Adams will succeed him as Chairman on May 27, 2014. The Compliance and Risk Management Committee of UCFC and Home Savings met twelve times during 2013 and one time in a joint meeting with the Audit Committee.

Capital Committee

The Capital Committee of UCFC and Home Savings is responsible for: overseeing UCFC’s and Home Savings’ efforts to raise capital levels at Home Savings; analyzing various sources and uses of capital as well as potential alternative methods for raising additional capital if deemed necessary by the Board, and, if necessary, recommending to the Board an amount of capital to raise, how to raise capital and over what time period; evaluating and making recommendations on strategic alternatives to raising capital; evaluating UCFC’s and Home Savings’ capital plans and efforts to successfully implement the plan; and monitoring and evaluating capital levels and compliance with regulatory guidelines for capital levels, and if necessary, recommending remedial action in the event of non-compliance. The current members of the Capital Committee are Messrs. Adams, Bevack, Crewson, Schiraldi and Small. Mr. Schiraldi is the Chairman of the Capital Committee. The Capital Committee met three times in 2013.

Search Committee

The Search Committee of UCFC and Home Savings was responsible for overseeing UCFC’s and Home Savings’ efforts to search for a candidate to succeed Mr. Bevack as President and CEO, including receiving and evaluating reports of the independent search firm engaged to assist in the search, interviewing candidates, evaluating each candidate’s qualifications and in participation with the Compensation Committee and the full Board, negotiating with candidates. The members of the Search Committee were Messrs. Adams, Buoncore, Hunter and Schiraldi, and Mr. Schiraldi was the Chairman of the Committee. The Search Committee met eleven times during 2013.

Each incumbent director and each director standing for re-election (except Mr. Small who just joined the Board following the March 2014 meetings) attended at least 75% of the aggregate of the meetings of the Board and the Committees on which he serves.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership

The Nominating and Governance Committee reviews and considers UCFC’s and Home Savings’ Board leadership structure. As more particularly described below, the Committee has determined that splitting the roles of Chairman and CEO is in the best interests of UCFC and that the appointment of a lead independent director is unnecessary given this structure.

The Committee has reviewed its current Board leadership structure in connection with the filing of this proxy statement. In doing so, the Committee has concluded that the most effective Board leadership structure for UCFC continues to be for the Chairman of the Board to be an independent, non-executive member of the Board. The Board first appointed Mr. Schiraldi to this position in September 2010, and he has been re-elected by the Board each year thereafter. Mr. Schiraldi also serves as the Chairman of the Board of Home Savings. As the independent, non-executive Chairman of the Board, Mr. Schiraldi serves on all Board Committees, either as an appointed member or as an Ex-Officio member, and he presides over all executive sessions of the Board. The Board believes this structure is an essential mechanism for enhancing the governance practices of the Board, ensuring that independent and open discussions occur amongst independent directors and between directors and management and facilitating a leadership position within the Board. The Boards maintain the authority at all times to modify this structure, if necessary, when doing so would be in UCFC’s best interests.

The Board of UCFC believes that the current leadership structure is efficient and in the best interests of UCFC for the following reasons:

•

Splitting the role of Chairman of the Board and Chief Executive Officer allows UCFC and Home Savings to maintain strong corporate governance practices by separating the roles and improving efficiency. Mr. Small, as President and Chief Executive Officer, is able to focus on UCFC’s and Home Savings’ day-to-day management and operations and the execution of UCFC’s and Home Savings’ strategies, while Mr. Schiraldi is able to focus on Board matters and the relationship of and interaction between the Board and management. The independent, non-executive Chairman of the Board’s responsibilities include: (A) ensuring independent and open discussions occur amongst Board members; (B) assuming a leadership role in facilitating discussion or addressing issues regarding governance issues, as appropriate; (C) serving as a liaison among and between independent directors and the President and CEO with respect to issues not readily or easily discussed in a formal setting; (D) being a partner to the President and CEO, helping him to achieve the strategic goals of UCFC and Home Savings and establishing a close relationship of trust with the CEO; and (E) strengthening organizational unity, fostering respect for organizational history and ensuring effective succession planning of the CEO and Board;

•

UCFC’s Corporate Governance Guidelines provide for the Chairman of the Board, who is independent, to preside over all executive sessions of the Board, and the Board has held numerous executive sessions over the past year; and

•

The appointment of an independent, non-executive Chairman of the Board, who serves on all Board committees either as an appointee or as an Ex-Officio member, provides the Board with greater oversight over risk because the Chairman participates in all Committees, and he is able to keep the other members of the Board informed regarding material risks reported to UCFC’s and Home Savings’ Board Committees.

Role of Board of Directors in Risk Oversight

The UCFC and Home Savings Boards’ role in the risk oversight process includes establishing appropriate risk tolerances for all aspects of the organization’s business and receiving regular reports from members of senior management on areas of material risk to the organization. The Board establishes risk tolerances through its review and adoption of corporate policies and the establishment by the Board of certain key risk indicators and key performance indicators. The Boards’ role (or the role of the appropriate Committee in the case of risks that are under the purview of a particular Committee) also is fulfilled by reviewing and receiving reports from the appropriate “risk owner” within the organization, which enable the UCFC and Home Savings Boards and Committees to understand the organization’s risk identification, risk management and risk mitigation strategies. When a Committee receives a report, the minutes of the meeting of such Committee notes the discussion, any necessary actions to be taken arising out of such report and the approval of such report by the Committee. The Boards review the minutes of the Committees. This enables the UCFC and Home Savings Boards and the Committees to coordinate their risk oversight role, particularly with respect to risk interrelationships.

UCFC and Home Savings together have four Board committees that review and evaluate risk within the combined organization, including the Audit, Compensation, Compliance and Risk Management and Board Loan

Committees. As discussed above, Mr. Schiraldi, as the independent, non-executive Chairman of the Board, serves on all of these Committees either as an appointee or as an Ex-Officio member. In this regard, Mr. Schiraldi ensures that all directors are informed of material risks facing UCFC and Home Savings as such risks are reported and discussed by the various Committees, and he regularly communicates with the full Board regarding such risks.

The Audit Committee provides oversight over nearly all types of risk within the organization. It provides this oversight by receiving and reviewing independent reports from internal audit via the Chief Audit Officer (who manages internal audit through UCFC’s and Home Savings’ third party internal auditor and also chairs the Asset Review Committee), outside loan review and UCFC’s independent public accounting firm. The Audit Committee also receives reports from UCFC and Home Savings’ President and CEO, UCFC and Home Savings’ Chief Financial Officers, Home Savings’ Chief Audit Officer, UCFC and Home Savings’ General Counsel and Home Savings’ Chief Compliance Officer.

The Compensation Committee, which reviews and approves the compensation of the Named Executive Officers and other executive officers as prescribed by applicable law, rule and regulation, develops and monitors the executive incentive program and is charged with awarding equity awards under UCFC’s Long-Term Incentive Compensation Plans. The Compensation Committee reviews and assesses risks facing the organization from UCFC’s and Home Savings’ compensation programs, including incentive compensation plans and programs. Additionally, the Chief Risk Officer or Vice President, Human Resources, reports the results of UCFC and Home Savings’ Compensation Policies and Practices Risk Assessment to the Compensation Committee.

The Compliance and Risk Management Committee assists the Board in overseeing UCFC’s enterprise-wide risks, including credit, market, liquidity, operational, legal, reputational and compliance and regulatory risk. Towards this end, the Committee monitors the level and trend of key risks and management’s compliance with risk tolerances established by the UCFC and Home Savings Boards and Home Savings’ Corporate Risk Management and Control Policy. The Committee also oversees and reviews the effectiveness of Home Savings’ system for monitoring compliance with regulatory orders, agreements or examination findings and applicable laws and regulations, monitors whether material new initiatives have been appropriately analyzed and approved and reviews regulatory correspondence directed to the Board’s attention and the adequacy of management’s response.

The Audit and Compliance and Risk Management Committees conducted a joint meeting during 2013 to discuss major risks facing UCFC and Home Savings to ensure that both Committees are adequately informed and providing sufficient oversight over all risks facing UCFC and Home Savings.

The Home Savings Board Loan Committee, in addition to approving a wide variety of commercial loans and modifications, receives monthly reports that assist in monitoring credit risk, including loan policy exception reports, asset quality trend reports, new loan reports, maturing and matured loan reports and special assets reports. The Board Loan Committee is comprised of a majority of outside directors. The current members are Messrs. Adams, Bevack, Burdman, Hunter, Schiraldi and Small. Mr. Hunter is the Chairman of the Board Loan Committee. The Committee met 8 times during 2013.

Additionally, UCFC has a management level Disclosure Committee, which reviews SEC disclosures, including but not limited to UCFC’s earnings releases, Forms 10-K and 10-Q and proxy statements. Home Savings also has the following management level committees: Asset/Liability Committee (upon which Messrs. Adams, Bevack and Small sit), Asset Review Committee, Community Reinvestment Act Committee, Compensation and Benefits Committee, Investment Committee, Information Technology Steering Committee, Officers Loan Committee and Officers Risk Management Committee. Each of these management level committees has responsibility for assessing and monitoring risk, and generally, reports to the Board on risks reviewed and assessed by the respective committee either through submission of their minutes to the Board or a committee of the Board or through reporting at one or more of the Board Committee meetings.

The Officers Risk Management Committee is chaired by Home Savings’ Chief Risk Officer, and she oversees and reports the results of various risk assessments, including but not limited to those conducted by members of the Officers Risk Management Committee with respect to: credit, market, liquidity, operational, legal, reputational and compliance and regulatory risk. The Chief Risk Officer reports the results of such assessments directly to the Board Compliance and Risk Management Committee as such assessments are completed and reports quarterly to this Committee regarding changing risks associated with each of these areas. Additionally, the Chief Risk Officer meets in Executive Session with the Board Compliance and Risk Management Committee at all regularly scheduled Committee meetings, which permits her to discuss risks facing UCFC and Home Savings openly with the Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Buoncore, Crewson, Hunter and Schiraldi (as Ex-Officio Member) and Dr. Sweet served on the Compensation Committee during 2013. There were no Compensation Committee interlocks or insider (employee) participation during 2013.

DIRECTOR COMPENSATION

After conducting a study of UCFC’s peer group, the Board determined in April 2010 that to successfully recruit new directors and fairly compensate existing directors, the retainer should be increased to $20,000 annually. The Board updated and used that base study to evaluate Board compensation in 2013. Accordingly, during 2013, each outside director of UCFC received a $10,000 annual retainer and $10,000 in UCFC restricted shares, except Messrs. Adams and Afzal who each received a pro-rata amount based upon when he joined the Board. The restricted shares that are awarded vest one year from the date of grant, and the Board believes this award helps to align Board members and shareholders’ interests. Mr. Bevack, as the only employee director during 2013, received no compensation for his Board service.

As independent, non-executive Chairman of the Board, the Board determined to pay Mr. Schiraldi an additional retainer of $15,000 in cash and $15,000 in UCFC stock options. The number of options equate to $15,000 in expense to UCFC, calculated as of the award date, and each option award vests two years from the date of grant.

Currently, all directors of UCFC also serve on Home Savings’ Board. The directors of Home Savings’ Board do not receive a retainer in addition to that received for service on the UCFC Board. Each outside director also receives a fee of $400 per UCFC or Home Savings Board meeting attended, and in general, each outside director receives a fee of $400 per UCFC or Home Savings Board or management committee meeting attended if he/she is a committee member, or in the case of Board Committees or management committees, $600 per committee meeting attended if he/she is the committee chairperson. The per meeting fee has not been increased by the Board since UCFC’s formation in 1998. In 2008, the Board determined that it would only pay one fee to Directors for simultaneous meetings of both the UCFC and Home Savings Boards, and that Directors would not be compensated for attendance at brief Board or committee meetings (less than thirty minutes) or for a meeting considered by the Board or applicable committee to be a continuation of a previous meeting.

In August 2013, the Board determined that it would pay directors for brief meetings that they attend because director preparation time and the importance of the meeting are not directly tied to the length of the meeting. Additionally, the Board determined that when a non-member director attends a committee meeting at which such director is specifically invited to attend by the Chairman of the Board or the Chair of such committee, such non-member director is paid for his or her attendance, and that all directors will be paid a per meeting fee for attendance at Board and management strategic planning sessions.

With respect to the Search Committee formed during 2013, the Compensation Committee considered whether to pay members of the Search Committee a per meeting fee or a flat retainer. The Compensation Committee considered the special circumstances under which the Committee was formed, its duties and responsibilities and the number of lengthy meetings and interview sessions the Committee conducted. Based upon the review completed by the Compensation Committee, members of the Search Committee were paid a flat retainer of $6,000 for each member and $9,000 for the Committee chair, which was paid sixty percent (60%) in cash and forty percent (40%) in UCFC shares.

During 2013, the directors received four awards of restricted shares representing a portion of their annual retainer, with each award equaling approximately $2,500 in restricted shares, except Messrs. Adams and Afzal who each received a pro-rata award based upon the date he was elected to the Board. As mentioned above, each restricted share award vests one year from the date of grant. All of these awards were made under the UCFC 2007 Amended and Restated Long Term Incentive Plan. The Compensation Committee and Board believes that directors should have an ownership interest in UCFC and awarding shares, restricted shares and options as part of Board compensation effectively aligns directors and shareholder interests and puts a portion of director compensation at risk. The Compensation Committee and Board contemplate that future equity awards in the form of options or restricted shares will be issued to directors as additional compensation or in lieu of cash compensation.

The table below sets forth the fees earned by or paid to, and the option and restricted share awards granted to, each non-employee director in 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Marty E. Adams	$34,445	$8,444	$9,040	$51,929
Zahid Afzal	6,920	2,118	10,240	19,278
Eugenia C. Atkinson	19,100	7,500	—	26,600
Richard J. Buoncore	38,200	10,000	—	48,200
Lee J. Burdman	34,800	10,000	9,040	53,840
Scott N. Crewson	34,800	10,000	—	44,800
Scott D. Hunter	34,200	10,000	—	44,200
Richard J. Schiraldi	61,000	10,000	15,000	86,000
David C. Sweet	36,800	10,000	—	46,800

(1)	The total number of outstanding (vested and unvested) stock and options awards for each director as of December 31, 2013 is as follows: Mr. Adams: 2,131 in restricted shares and 4,000 options; Mr. Afzal: 553 in restricted shares and 4,000 options; Ms. Atkinson: 4,000 options; Mr. Buoncore: 2,585 in restricted shares and 4,000 options; Mr. Burdman: 2,585 in restricted shares and 4,000 options; Mr. Crewson: 2,585 in restricted shares and 4,000 options; Judge Hunter: 2,585 in restricted shares and 4,000 options; Mr. Schiraldi: 2,585 in restricted shares and 45,684 options; and Dr. Sweet: 2,585 in restricted shares and 4,000 options.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of UCFC and Home Savings who do not serve on or have not been nominated to stand for election to UCFC’s Board:

Name	Age	Position held
Timothy W. Esson	64	Principal Accounting Officer of UCFC, Senior Vice President, Chief Financial Officer and Treasurer, Home Savings
Matthew T. Garrity	48	Executive Vice President, Commercial Lending and Credit Administration, Home Savings
Jude J. Nohra	45	General Counsel and Secretary of UCFC, Executive Vice President, Corporate Governance, and Secretary, Home Savings

Timothy W. Esson.    Mr. Esson was appointed Principal Accounting Officer of UCFC on April 10, 2014, which appointment will be effective following the close of business on April 25, 2014. Mr. Esson will serve in that capacity until UCFC has appointed a Chief Financial Officer as successor to Mr. Reske, who notified UCFC of his resignation on April 10, 2014, as previously disclosed by UCFC. Mr. Esson also serves as the Senior Vice President, Chief Financial Officer and Treasurer of Home Savings since March 2011. Prior to that time, Mr. Esson served as Vice President of Finance of Home Savings since May 2003.

Matthew T. Garrity.    Mr. Garrity has been Executive Vice President, Commercial Lending and Credit Administration of Home Savings since June 2013. Prior to that time, Mr. Garrity served as Senior Vice President and Chief Credit Officer from June 2009 until June 2013. Mr. Garrity served as Senior Vice President — National City Capital Markets Investment Banking in Cleveland, Ohio from 2008 until he joined Home Savings. Prior to that, Mr. Garrity served as National City Corporation’s Deputy Chief Credit Officer — Northern Ohio Credit Administration in Cleveland, Ohio from 2007 until 2008, and Senior Vice President/Senior Portfolio Manager in Cleveland, Ohio from 2005 until 2007.

Jude J. Nohra.    Mr. Nohra has been General Counsel and Secretary of UCFC since July 2009, and he was promoted to Executive Vice President, Corporate Governance and Secretary of Home Savings in June 2013 (he continues to serve as the UCFC’s General Counsel as well). He served as Senior Vice President, General Counsel and Secretary of Home Savings from July 2009 until June 2013. Mr. Nohra served as Secretary of UCFC and Vice President, General Counsel and Secretary of Home Savings from June 2004 until July 2009. Before joining UCFC and Home Savings, Mr. Nohra served as an associate attorney for Squire, Sanders & Dempsey, L.L.P. for approximately 5 years where he practiced in the firm’s corporate department and financial services practice group, focusing on general business representation of public and private companies, bank regulatory matters, mergers and acquisitions, securities law matters, real estate transactions and financings, tender offers and corporate governance. Prior to joining Squire, Sanders and Dempsey, Mr. Nohra served for two years as a judicial law clerk in the U.S. District Court for the Northern District of Ohio. Mr. Nohra also is a CPA, but he is currently inactive.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The compensation philosophy of UCFC and Home Savings generally is to establish a competitive base salary targeted to approximate the median base salary of UCFC’s peer group and competitive total compensation targeted to approximate the median total compensation of UCFC’s peer group, which is discussed further below. Variable awards, comprised of an annual cash bonus and equity compensation, are designed to result in total direct compensation to Named Executive Officers that approximate (i) peer median levels for overall financial performance at median levels, (ii) peer 75th percentile compensation levels for overall financial performance at peer 75th percentile levels and (iii) peer 25th percentile compensation levels for overall financial performance at peer 25th percentile levels.

Compensation Objectives

UCFC’s executive compensation program for 2013 was intended to achieve the following primary objectives:

•	Drive performance relative to UCFC’s financial goals;

•	Incentivize management to achieve the goals set forth in the UCFC and Home Savings’ Capital Plan, including execution of the capital raise and bulk troubled asset sale;

•	Align executives’ interests with those of UCFC shareholders;

•	Attract and retain highly-qualified executives and maintain a stable executive management group; and

•	Place a significant portion of total compensation at risk, contingent on UCFC performance.

We believe our compensation philosophy, practices and programs for 2013 for our executive officers were balanced and risk appropriate, demonstrated alignment with shareholder interests, and provided a competitive and effective program to motivate and retain our management team to meet the challenges we were facing and achieved the strategic goals we set for 2013.

Role of the Compensation Committee and Management

The Compensation Committee has the primary responsibility for assisting the Board in discharging the Board’s responsibilities relating to the compensation of UCFC’s Named Executive Officers. The Committee is responsible for recommending to the Board for its approval on an annual basis the compensation package for each of the Named Executive Officers.

As of the date of this proxy statement, the Compensation Committee members are Mr. Crewson, Chairman, Messrs. Burdman, Hunter and Schiraldi and Dr. Sweet (until his retirement). From time to time, the Compensation Committee invites other Board members and Mr. Bevack to attend the Committee meetings to discuss the performance of UCFC and other matters affecting the compensation of executive officers. Mr. Bevack does not make recommendations to the Committee regarding his own compensation, and all decisions regarding his compensation are made in executive session of the Committee or the Board, without his presence.

Occasionally, other executives may attend Committee meetings to provide pertinent financial, tax, accounting, legal, regulatory, human resources or operational information. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation.

Peer Group

The Committee originally approved a peer group in 2009, which has been revised as necessary by the Committee, to use as a benchmark for purposes of setting base salaries of, and awarding cash bonuses and equity based compensation to, the Named Executive Officers. For 2013, the peer group established by the Committee included the following 18 companies:

Company Name (Ticker)	Company Name (Ticker)
Community Trust Bancorp, Inc. (CTBI)	Macatawa Bank Corporation (MCBC)
ESB Financial Corporation (ESBF)	MainSource Financial Group, Inc. (MSFG)
Farmers Capital Bank Corporation (FFKT)	Mercantile Bank Corporation (MBWM)
First Defiance Financial Corp. (FDEF)	Metro Bancorp, Inc. (METR)
First Financial Corporation (THFF)	Old Second Bancorp, Inc. (OSBC)
First Place Financial Corp. (FPFC)*	Peoples Bancorp Inc. (PEBO)
Independent Bank Corporation (IBCP)	Porter Bancorp, Inc. (PBIB)
Integra Bank Corporation (IBNK)*	S. Y. Bancorp, Inc. (SYBT)
Lakeland Financial Corporation (LKFN)	Univest Corporation of Pennsylvania (UVSP)

*	Although in the original peer group established by the Compensation Committee, these companies were not in existence at the time of calculating awards under the EIP (as defined below). Therefore, their metrics were not included. Instead, the Committee added Bank Financial Corporation (BFIN) and CFS Bancorp, Inc. (CITZ).

The peer group is designed to facilitate the assessment of UCFC’s compensation program against banking industry peers when making compensation decisions. In 2010, the Committee engaged Organizational Consulting Group to conduct a study of UCFC’s compensation program as compared to the peer group that existed in 2010 (the “Base Study”). The Committee used this Base Study, which was updated by Home Savings’ Vice President — Human Resources, to determine base salaries of UCFC’s executive officers in 2013. The Committee intends to continue utilizing a peer group for benchmarking each year and will annually review the peer group to identify any necessary changes to its composition.

Compensation Components

With respect to 2013, UCFC’s executive compensation program included the following components:

•

Salary — fixed base pay that reflects UCFC’s overall financial performance, each executive’s position and individual role, performance, experience and expertise. Salaries also form the basis for which incentives and other select benefits are paid.

•

Cash Bonus and Award under the Stay Bonus and Retention Plan — cash bonuses generally are made by the Committee and the Board on a discretionary basis and are used to reward officers for extraordinary or exceptional service in pursuing UCFC’s and Home Savings’ strategic goals. The Stay Bonus and Retention Plan adopted in May 2011 (the “Retention Plan”) was adopted by the Committee and the Board to incentivize management to improve the financial condition and risk profile of Home Savings so that its regulatory order would be terminated and to retain qualified management during the time necessary to obtain that goal. The Retention Plan and the awards made pursuant to it are described further below under “Cash Bonus and Stay Bonus and Retention Plan.”

•

Annual Cash and Equity Incentive — pay that varies depending on UCFC’s performance against specific performance measures (described below) that are measured against UCFC’s peer group. These awards are an important part of our compensation philosophy and help us to attract and retain highly qualified management. The objective of our Executive Incentive Plan (EIP) is to motivate and reward executives for achieving (or exceeding) annual financial, strategic, and operational goals that we believe will help us return to and maintain long-term profitable growth, maintain asset quality and support value creation for shareholders. Incentives paid in 2013 reflect UCFC’s performance in relation to specific factors measured primarily against the performance of the peer group and the Board’s assessment of management’s overall performance.

•

Long Term Equity Incentive — awards of equity-based compensation that vary depending on UCFC performance, the desire to recruit and retain highly-qualified executives and UCFC’s and Home Savings’ strategic goals. The primary objective of our long-term incentive program is to retain our management team and motivate and reward our officers for their efforts related to our strategic goals. We also believe equity-based awards support our goals of encouraging stock ownership, align the interests of our key executives with our shareholders’ interests and motivates executives to consider our long-term strategic goals.

•	Other Compensation — perquisites consistent with past practice and those of our peer group, as well as broad-based employee benefits such as medical, dental, disability and life insurance coverage.

Salary.    UCFC pays cash salaries to its executive officers that are intended to be competitive and take into account the individual’s experience, role, performance, responsibilities and past and potential contribution to UCFC and Home Savings. The compensation philosophy generally is to pay Named Executive Officers cash salaries that proximate the median of UCFC’s peer group. As discussed further above, the Committee developed a peer group to compare compensation of Named Executive Officers to the performance of UCFC measured against performance of the peer group.

For 2013, we updated the Base Study to provide the Committee with a compensation analysis, which compared UCFC’s top executive officers with the top executive officers of the peer group. The Base Study set forth a salary range (minimum, midpoint and maximum) for each officer’s position, which was based upon peer group and compensation survey data from 2010. This same salary range was used in the updated analysis provided to the Compensation Committee, along with the most recent peer group and survey data available. The updated analysis compared each executive officer’s 2012 salary to the salary range originally set forth in the Base Study, and established two more salary ranges that used the most recent data available for the peer group and data from two compensation surveys obtained for the Committee’s benefit. Each officer’s 2012 salary was analyzed to determine whether it fell above, below or within such ranges.

We believe that individual performance appraisals are an important part of the decision making process to establish base salaries. Our governance policies provide that the Nominating and Governance Committee complete the performance appraisal of Mr. Bevack, which it did and presented to the Compensation Committee. Mr. Bevack completed and presented to the Committee the performance evaluations of the other Named Executive Officers, and he made salary recommendations regarding their base salaries. Based upon the updated analysis as discussed above, UCFC’s performance during 2012, the roles each officer had in achieving our strategic goals, primarily related to our Capital Plan, their individual performance and professional experience and with respect to all officers (except his own), Mr. Bevack’s salary recommendations, the Committee determined to establish 2013 salaries of the Named Executive Officers, effective as of January 1, 2013, as follows:

•	Mr. Bevack received an increase of $11,250;

•	Mr. Reske received an increase of $2,382;

•	Mr. Krontiris received an increase of $6,363;

•	Mr. Nohra received an increase of $8,600; and

•	Mr. Garrity received an increase of $2,175.

In evaluating the increase to the Named Executive Officers’ base salaries, the Committee placed particular emphasis on each Named Executive Officer’s individual performance and the officer’s salary when compared to the range set forth in the updated analysis.

The Named Executive Officers’ base salaries paid during 2013 are set forth in the “Salary” column of the Summary Compensation Table.

Cash Bonus and Stay Bonus and Retention Plan.    The Committee evaluated the results of the updated compensation analysis, the Board’s decision discussed above regarding each officer’s base salary increase and whether cash bonuses were more desirable than further increases in base salaries, each officer’s role in pursuing UCFC’s and Home Savings’ strategic and regulatory goals, including those strategic goals set forth in our Capital Plan and our goal to be free of all regulatory orders and agreements. The Committee and the Board determined that it would award one-time cash bonuses to the officers in lieu of further increases to base salary as follows:

•	Mr. Bevack received a cash bonus of $15,000;

•	Mr. Reske received a cash bonus of $10,000;

•	Mr. Nohra received a cash bonus of $10,000; and

•	Mr. Garrity received a cash bonus of $20,000.

In addition, the Board determined to give all employees, including the Named Executive Officers, a $50 Visa gift card in December 2013 as a small token of appreciation for their efforts.

The Named Executive Officers’ bonuses described above are combined with the cash portion of the award made under the Retention Plan paid during 2013, as further discussed below, and are set forth in the “Bonus” column of the Summary Compensation Table.

The Committee and the Board previously approved the Retention Plan as a necessary tool to retain qualified management and reward them for the significant efforts needed to improve Home Savings’ risk profile, return it to profitability and obtain relief from Home Savings’ Order to Cease and Desist (the “C&D”) entered into on August 8, 2008. The Retention Plan specifically provided that if the C&D was replaced by another order or agreement, the awards would not be made. The Retention Plan was adopted by the Compensation Committee and the Board on April 28, 2011, and was disclosed publicly pursuant to the Form 8-K filed on May 4, 2011.

The C&D was terminated on March 30, 2012, but the Board simultaneously entered into a Consent Order with Home Savings’ regulators. The Committee and the Board determined that the Consent Order indicated improvement in Home Savings’ risk profile, but it found the Consent Order to be a replacement of the C&D. After Home Savings’ Consent Order was terminated on January 31, 2013, and the Board consented to the Memorandum of Understanding (the “Home Savings “MOU”) on that same date, the Committee engaged in lengthy deliberations regarding whether the termination of the Consent Order also was a replacement order or agreement or whether the termination of the Consent Order should result in payment of the awards under the Retention Plan. The Committee and the Board exercised its discretion and determined that payment should not be made until the Home Savings MOU was terminated as well. The Committee and the Board concluded that the Board’s original intention was that the awards would not be made until all regulatory orders and agreements, including informal written agreements such as the Home Savings MOU, had been terminated.

On November 27, 2013, the Home Savings MOU was terminated by Home Savings’ regulators. With Home Savings free of all regulatory orders and agreements, the Committee and the Board met on December 3, 2013, to review the Plan calculations and make the awards. The Retention Plan provided that each eligible participant would be paid a cash award (fifty percent (50%) of the total award) and granted an equity award (fifty percent (50%) of the total award). Equity awards were granted in the form of restricted shares issued pursuant to the terms and conditions of the UCFC 2007 Amended and Restated Long-Term Incentive Plan (the “2007 Plan”). The total award was based upon a specified percentage of each participant’s base salary, which percentage was determined by the Board in May 2011 when the Retention Plan was adopted. The specified percentage for the Named Executive Officers was 60% for all of Messrs. Bevack, Reske, Nohra and Garrity and 40% for Mr. Krontiris. Under the terms and conditions of the Retention Plan, to receive the award, a participant had to be employed by Home Savings at the time the award was made. Accordingly, Mr. Krontiris did not receive an award.

Based upon each of the Named Executive Officer’s base salary in effect at the time the award was made, each Named Executive Officer received an award of cash and restricted shares as set forth below:

Name	Cash Award(1)	Equity Award(2)
Patrick W. Bevack	$115,875	$115,875
James R. Reske	$72,175	$72,175
Gregory G. Krontiris(3)	—	—
Jude J. Nohra	$68,730	$68,730
Matthew T. Garrity	$65,903	$65,903

(1)	As disclosed above, the cash component of the Retention Plan awarded to Named Executive Officers and paid during 2013 is set forth in the “Bonus” column of the Summary Compensation Table.

(2)	The restricted stock component of the Retention Plan awarded to Named Executive Officers and paid during 2013 is set forth in the “Stock Awards” column of the Summary Compensation Table. The value of the restricted shares is based on the closing market price of UCFC’s common shares on the date of the grant. Actual value to the employee is determined by the market price on the vesting dates as well as the on-going market value during the subsequent holding period.

(3)	Under the terms of the Retention Plan, Mr. Krontiris, who resigned from his position on June 10, 2013, was not eligible for an award.

Annual Cash and Equity Incentive Awards.    The Committee believes the EIP is an important part of our compensation program, and it helps us to attract and retain highly qualified management. The objective of our EIP is to motivate and reward our executives for achieving (or exceeding) annual financial, strategic and operational goals that we believe support sustained long-term profitable growth of the company, improve asset quality and support value creation for shareholders. The EIP, described below, was adopted by the Compensation Committee and the Board on March 26, 2013, and was disclosed publicly pursuant to the Form 8-K filed on March 28, 2013. The Committee and the Board developed the plan with the goal of combining stock and cash compensation to better align executive compensation with shareholder interests.

Pursuant to the EIP, in order for any awards to be made for a calendar year’s performance, UCFC must report positive net income for that calendar year, calculated in accordance with generally accepted accounting principles (GAAP), but adjusted to exclude the effect of extraordinary items. The Committee believed that positive GAAP net income was an appropriate trigger given its use as the standard for preparation of UCFC’s audited financial statements and SEC disclosures. The Committee determined that shareholders would not expect UCFC to pay bonuses if there was no positive net income and believed such a threshold is consistent with evolving compensation standards.

If this net income threshold is met, incentive awards are calculated based upon UCFC’s performance against the peer group in five of the six weighted performance measures as set forth below in the “Weightings” table. Performance against the peer group is only measured against five of the six weighted performance measures because performance against budgeted net income is intrinsic to UCFC. See “Threshold Levels” set forth below.

For the calendar year 2013, the target and maximum incentive awards, respectively, measured as a percentage of base salary were as follows: Mr. Bevack — 50%, 100%; and Messrs. Reske, Krontiris, Nohra and Garrity — 40%, 80%. These targeted awards were found by the Committee and the Board to be appropriate.

If an award under the EIP is made, the EIP provides that it will be paid 60% in cash and 40% in restricted stock or stock options, which the Committee and the Board determined provided a balanced approach to awarding past performance and aligning the interests of management with shareholders by providing for future growth potential as share value increases along with UCFC performance. Any restricted stock or stock option awards made under the plan are awarded pursuant to the 2007 Plan and vest equally over three years, beginning on the first anniversary of the award. The Committee and the Board determined that three-year vesting is an important feature because it helps to retain officers. To receive any award under the EIP, the individual must be actively employed by Home Savings on the day award is made.

Because of the timing for public disclosure of the peer companies, the EIP utilizes financial performance data of UCFC’s actual performance for the 12-months ended September 30 compared to the actual performance of the peer group during the same 12-month period. However, for any awards to be made under the Plan for 12 months of performance, UCFC must report positive net income for the calendar year ended December 31. It is only the 12-month comparison that will use data from October 1 through September 30.

The calculation of the incentive awards under the EIP is as follows. First, it must be determined where UCFC’s actual performance falls in comparison to the peer group for five of the six performance measures. As stated above, performance against the peer group is only measured against five of the six weighted performance measures because performance against budgeted net income is treated differently. See “Threshold Levels” set forth below. The comparison is based upon percentiles that correspond to a threshold level for that performance measure. Second, the threshold level achieved is used to determine the bonus percentage for that performance measure based upon the executive officer’s position. See the “Bonus Percentages” table below. Finally, this bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for UCFC’s actual performance for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the EIP.

Bonus Percentages

Threshold Level	CEO Group 1	EVP’s/SVP’s Group 2	Actual Performance versus Peers
1	0.0%	0.0%	Below 25th Percentile
2	10.0%	9.0%	Above 25th percentile
3	20.0%	18.0%	Above 30th percentile
4	30.0%	27.0%	Above 35th Percentile
5	40.0%	36.0%	Above 40th Percentile
6	50.0%	45.0%	At or Above Median
7	60.0%	54.0%	Above 55th Percentile
8	70.0%	63.0%	Above 60th Percentile
9	80.0%	72.0%	Above 65th Percentile
10	90.0%	81.0%	Above 70th Percentile
11	100.0%	90.0%	At or Above 75th Percentile

The Committee and Board determined that for any performance measure where UCFC’s performance ranked below the 25th percentile, no bonus would be awarded for that performance measure. The Committee and Board decided that establishing a floor threshold is appropriate because UCFC is expected to perform at or above the 25th percentile, and the Committee and Board believed that performance below the 25th percentile should not result in incentive compensation.

Weightings for Performance Measures

In designing the EIP, the Committee and the Board considered that UCFC and Home Savings’ current goals are to improve asset quality, build capital, grow core deposits and return to profitability. The Committee and Board determined that to encourage profitability, prudent growth and asset quality, the EIP would include the following performance measures and threshold levels:

Performance Measures		Rationale:
Profitability	40.0%
Return on Average Equity (Core ROAE)	5.0%	Commonly used method of measuring profitability and the efficient use of capital.
Return on Average Assets (Core ROAA)	25.0%	Commonly used method of measuring profitability, and is affected by how well non-performing assets are managed. Measurement emphasizes asset quality and is not considered to encourage risk taking.
Budgeted Net Income	10.0%	Provides a level of legitimacy to actual results as compared to budgeted results, and focuses management on achieving budgeted net income.
Growth	10.0%
Core Deposit Growth	10.0%	Growth of core deposits discourages growth of costly time deposits (such as brokered CD’s), focuses attention on less costly deposits and growth of business and retail checking and savings accounts. An increase in core deposit growth should help to improve or sustain the interest rate margin.
Asset Quality	50.0%
Texas Ratio	40.0%	Commonly used method to measure asset quality and capital, i.e., the level of non-performing assets as compared to capital and the ability to absorb future losses.
Net Charge Offs/Average Loans	10.0%	Commonly used method to measure asset quality.
Total Weighting	100.0%

Definitions:

•	Core ROAE and ROAA: GAAP performance, excluding extraordinary items;

•	Core Deposit Growth: Total deposits less time deposits; and

•	Texas Ratio: Nonperforming assets divided by sum of tangible common equity and loan loss reserves.

Threshold Levels

	Overall Profitability			Growth Rate	Asset Quality
						NCOs/
	Core	Core	Net Income	Core Deposit	Texas	Average
Level	ROAE	ROAA	Budget	Growth	Ratio	Loans
1	<25th Pct(1)	<25th Pct	70% of Budget	<25th Pct	<25th Pct	<25th Pct
2	25th	25th	75%	25th	25th	25th
3	30th	30th	80%	30th	30th	30th
4	35th	35th	85%	35th	35th	35th
5	40th	40th	95%	40th	40th	40th
6	Median	Median	100%	Median	Median	Median
7	55th	55th	105%	55th	55th	55th
8	60th	60th	115%	60th	60th	60th
9	65th	65th	120%	65th	65th	65th
10	70th	70th	125%	70th	70th	70th
11	>75th Pct	>75th Pct	130%	>75th Pct	>75th Pct	>75th Pct

(1)	Pct means percentile rank within defined peer group.

For example, if UCFC’s Core ROAE for 2013 fell into the 40th percentile when compared to its peers, Mr. Bevack’s incentive award for that performance measure would have been as follows:

Incentive Plan Weighting		Bonus Percentage (based) on Threshold Level achieved		Base Salary		Incentive Award
5.0%	x	40%	x	$386,200	=	$7,725

UCFC’s 2013 Performance and the EIP.

Prior to the amortization of the discount on preferred shares, UCFC earned consolidated net income of approximately $10,227,000. However, as part of the capital raise that was completed in the second quarter of 2013, we issued preferred shares that were later converted to common shares, but no dividend was declared or paid on the preferred shares. Because the preferred shares was issued at a price below the then market price of our common shares, the difference is deemed a non-cash dividend under GAAP and is deducted in the calculation of net income available to common shareholders. (For further detail, please refer to Note 23 of the Consolidated Financial Statements found in the Company’s Form 10-K for the period ended December 31, 2013 publicly disclosed on March 14, 2014.) The Board excluded the effect of the amortization of the discount on the preferred shares when considering the awards made under the EIP.

Other performance highlights for 2013 included:

•

The Company successfully raised $47.0 million in new capital and contributed $16.0 million to Home Savings, thereby substantially increasing Home Savings’ capital levels and enabling UCFC to once again be considered a source of strength for Home Savings and Home Savings being considered “well capitalized”;

•	Home Savings’ MOU was terminated (and as a result of the improved condition of Home Savings and UCFC, UCFC’s Memorandum of Understanding was terminated on January 8, 2014);

•	Noninterest expense for 2013 was $56.7 million, down 12.9% from 2012;

•	Delinquent loans and nonperforming assets at December 31, 2013, were down 50.5% and 54.8% respectively from December 31, 2012;

•	The balance of real estate owned and other repossessed assets was $6.3 million at December 31, 2013, down 65.6% from December 31, 2012; and

•	Home Savings’ Tier 1 leverage ratio was 10.50% and the total risk based capital ratio was 19.76%.

For 2013, UCFC’s performance, percentile rank, and the threshold levels achieved under the EIP for the Named Executive Officers are as follows:

•	Core ROAE was 7.23%, resulting in a percentile rank of 11.70% and an achieved threshold level of 1;

•	Core ROAA was 0.72%, resulting in a percentile rank of 14.90% and an achieved threshold level of 1;

•

With respect to UCFC’s budgeted net income (excluding the effect of the amortization of the discount on preferred shares), the budget was net income of $7.3 million, compared to actual net income of $10.2 million, resulting in a threshold level of 11;

•	Core Deposit Growth for UCFC was 3.6%, resulting in a percentile rank of 35.10% and an achieved threshold level of 4;

•	Texas Ratio for UCFC was 29.50%, resulting in a percentile rank of 35.0% and an achieved threshold level of 4; and

•	Net Charge Offs/Average Loans for UCFC was 0.46%, resulting in a percentile rank of 35.8% and an achieved threshold level of 4.

Applying these performance results under the EIP would have resulted in the following rewards to the Named Executive Officers:

Name	Cash Award	Equity Award
Patrick W. Bevack	$64,890	$43,260
James R. Reske	$32,334	$21,556
Gregory G. Krontiris(1)	—	—
Jude J. Nohra	$30,791	$20,527
Matthew T. Garrity	$29,524	$19,683

(1)	Under the terms of the EIP, Mr. Krontiris, who resigned from his position during the year, was not eligible for an award.

The EIP permits the Committee to exercise its discretion in making awards under the Plan, as it did last year when the Committee determined that the comparison to peers should be based upon pre-tax net income instead of after-tax net income, since UCFC was not in a tax paying position, and the Committee discussed whether management’s performance and efforts in 2013 warranted a discretionary increase in the incentive compensation.

The Committee and the Board reviewed the calculations under the EIP and the potential payouts set forth above, and the Board considered the significant accomplishments of management and the extent to which management achieved UCFC and Home Savings’ strategic goals. The Committee and the Board also discussed how some of these goals actually resulted in a diminished performance level under the EIP; for example, raising capital resulted in a lower Core ROAE. Based upon the Committee’s and the Board’s review of management’s and the Company’s performance, the successful capital raise and the improved risk profile of Home Savings, the Committee and the Board determined that it would pay all Named Executive Officers a flat payout of 75.0% of the target incentive payout. Under this payout, Mr. Bevack received an incentive award equal to 37.5% of his base salary, while the other officers received incentive awards equal to 30% of their base salary.

Applying this flat percentage payout of 75% of target under the EIP resulted in the following payments to the Named Executive Officers:

Name	Cash Award(1)	Equity Award(2)
Patrick W. Bevack	$89,906	$57,938
James R. Reske	$43,305	$28,870
Gregory G. Krontiris(3)	—	—
Jude J. Nohra	$41,238	$27,492
Matthew T. Garrity	$39,542	$29,361

(1)	The cash component of the EIP awarded to Named Executive Officers and paid during 2013 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The restricted stock component of the EIP awarded to Named Executive Officers and paid during 2013 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The Committee determined to award restricted stock as the equity award, which the Committee believes aligns the officers’ interests with shareholders’ interests as the shares vest equally over the next three years and helps to retain the management team. The Committee also believes that ownership of the UCFC’s shares by the officers is important to the long term success of UCFC. The value of the restricted shares is based on the closing market price of UCFC’s common shares on the date of the grant. Actual value to the employee is determined by the market price on the vesting dates as well as the on-going market value during the subsequent holding period.

(3)	As noted above, Mr. Krontiris, who resigned from his position during the year, was not eligible for an award under the EIP.

Long-Term Equity Compensation.    Named Executive Officers participate in UCFC’s long-term incentive plans approved by shareholders: the 1999 Amended and Restated Long-Term Incentive Plan and the 2007 Plan. On May 20, 2009, the 1999 Plan terminated. All existing awards made under that plan generally expire 10 years after the award was made or until otherwise terminated in accordance with the terms and conditions of the 1999 Plan. Long-term equity compensation is intended to align executive officers’ interests with those of shareholders, attract and retain highly-qualified executives and maintain a stable executive management group.

In light of the Committee’s and the Board’s decision to increase the award payable under the EIP for 2013 and payment to the Named Executive Officers of the award under the Retention Plan, the Committee and the Board determined that an additional award of equity during 2013 was unnecessary.

Other Compensation.    Named Executive Officers participate in UCFC’s broad-based employee benefit plans, such as medical, dental, supplemental disability and group term life insurance programs. Perquisites for some the Named Executive Officers also consist of use of a company car or a car allowance and fees for club memberships. During 2013, the Compensation Committee believed these perquisites were generally consistent with perquisites provided to executives in the peer group and past practice of Home Savings.

Tax and Accounting Considerations.    Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Named Executive Officers in a taxable year. All of the compensation UCFC and Home Savings paid in 2013 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of UCFC and Home Savings.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis with executive management. On April 3, 2014, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement for the fiscal year ended December 31, 2013.

Respectfully submitted by the members of the Compensation Committee of the Board:

Scott N. Crewson, Chairman

Lee Burdman

Scott D. Hunter

Richard J. Schiraldi

David C. Sweet

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by Messrs. Bevack, Reske, Krontiris, Nohra and Garrity (the “Named Executive Officers”) for services rendered during the years indicated:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Patrick W. Bevack	2013	$386,250	$130,875	$173,812	$—	$86,906	$33,043	$810,886
President and CEO, UCFC	2012	374,039	1,050	133,860	—	69,750	32,635	611,334
and Home Savings	2011	348,511	—	—	—	—	26,296	374,807
James R. Reske	2013	$240,582	$82,175	$101,044	—	$43,305	$20,318	$487,424
Treasurer and CFO, UCFC,	2012	236,968	1,050	70,429	—	35,445	20,957	364,849
and EVP, Home Savings	2011	228,898	—	—	—	—	15,498	244,396
Gregory G. Krontiris(3)	2013	$119,886	$—	$—	$—	$—	$329,103	$448,989
Senior Vice President and	2012	212,019	1,050	62,638	—	31,561	18,454	325,722
CLO, Home Savings	2011	209,473	—	—	—	—	15,214	224,687
Jude J. Nohra	2013	$229,100	$78,730	$96,222	$—	$41,238	$4,789	$450,079
General Counsel and Secretary, UCFC, and EVP, Corporate Governance and Secretary, Home Savings	2012	$220,096	$1,050	$63,473		$32,810	$4,120	$321,550
Matthew T. Garrity	2013	$219,675	$85,903	$92,264	$—	$39,541	$10,099	$447,482
EVP, Commercial Lending and Credit Administration, Home Savings	2012	$216,981	$1,050	$68,373		$32,364	$9,963	$328,731

(1)	The amounts represent the grant date fair value of stock option awards in accordance with ASC 718-“Compensation-Stock Compensation” for the year in which options were granted.

(2)	All Other Compensation includes the value of the ESOP allocations, club dues, car and parking allowances, group term life insurance premiums and 401(k) matches. In addition, for Mr. Krontiris, All Other Compensation includes a severance payment of $308,000 and a COBRA reimbursement of $13,882 in connection with his resignation.

(3)	Mr. Krontiris is included in this Summary Compensation Table and accompanying tables and disclosure because he was a Named Executive Officer during the last fiscal year. As noted above, on June 10, 2013, Mr. Krontiris resigned from his position with the Company.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold(1) ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Patrick W. Bevack	1/21/2014	1,159	115,875	231,750	773	77,250	154,500
James R. Reske	1/21/2014	577	57,740	115,479	385	38,493	76,986
Gregory G. Krontiris	1/21/2014	—	—	—	—	—	—
Jude J. Nohra	1/1/2014	550	54,984	109,968	367	36,656	73,312
Matthew T. Garrity	1/1/2014	527	52,722	105,444	351	35,148	70,296

(1)	For purposes of calculating this amount, it was assumed that (a) the Company had positive net income for the fiscal year, (b) Core ROAE hit threshold level 2, and (c) none of the other performance measures were met.

(2)	The amounts set forth represent the grant date fair value of the awards. The awards will be paid out in common shares in the form of whatever number of shares that amount translates into at the time of the payout.

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Patrick W. Bevack	53,913	—	12.383	03/17/2014	25,130	89,714
	31,421		5.885	02/27/2018
	30,000		1.900	05/08/2019
	60,000		2.100	04/29/2020
James R. Reske	20,000	—	1.900	05/08/2019	12,577	44,900
	40,000		2.100	04/29/2020
Gregory G. Krontiris	—	—
	—	—
Jude J. Nohra	9,785	—	5.885	02/27/2018	12,280	43,840
	20,000		1.900	05/08/2019
	40,000		2.100	04/29/2020
Matthew T. Garrity	20,000	—	1.900	05/08/2019	13,126	46,860
	40,000		2.100	04/29/2020

All of the options listed in the table above were either 100% vested on the date of grant or have subsequently vested over time.

Options Exercised and Stock Vested

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick W. Bevack	—	—	5,066	18,440
James R. Reske	—	—	2,574	9,369
Gregory G. Krontiris	60,000	131,400	—	—
Jude J. Nohra	—	—	2,383	8,674
Matthew T. Garrity	—	—	2,350	8,554

(1)	The stock awards set forth in the table above were made on December 24, 2012, under the EIP approved by the Board in 2012, which vest in three equal installments on December 24, 2013, 2014 and 2015.

Employment Agreements, Termination and Change in Control Payments

As of December 31, 2013, Home Savings had employment agreements with Messrs. Bevack, Reske, Nohra and Garrity, which agreements are for a term of one year but include an “evergreen provision,” meaning that they are extended for one day each day so that the term is always twelve months. The employment agreements were originally executed in April 2010. Each agreement is terminable by Home Savings at any time.

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment under the agreements as of December 31, 2013. The amounts shown are estimates. Amounts do not include compensation and benefits available generally to all of UCFC’s salaried employees on a non-discriminatory basis.

	Change of Control ($)	Death ($)	Disability ($)	Other Termination ($)
Patrick W. Bevack
Base Amount	772,500	95,240	—	386,250
Health Insurance	12,908	—	12,908	12,908

Total	785,408	95,240	12,908	399,158

James R. Reske
Base Amount	481,164	59,322	—	240,582
Health Insurance	12,908	—	12,908	12,908

Total	494,072	59,322	12,908	253,490

Jude J. Nohra
Base Amount	458,200	56,490	—	229,100
Health Insurance	12,908	—	12,908	12,908

Total	471,108	56,490	12,908	242,008

Matthew T. Garrity
Base Amount	439,350	54,166	—	219,675
Health Insurance	17,142	—	17,142	17,142

Total	456,492	54,166	17,142	236,817

Gregory G. Krontiris(1)
Base Amount	—	—	—	—
Health Insurance	—	—	—	—

Total	—	—	—	—

(1)	In connection with Mr. Krontiris’ resignation, the Company paid a severance payment to Mr. Krontiris of $308,000 and reimbursed Mr. Krontiris for COBRA expenses of $13,882.

Base Salary.    The employment agreements as entered into in 2010 of Messrs. Bevack, Reske, Nohra and Garrity established base salaries of $310,000, $200,000, $180,000 and $165,000, respectively. The agreements provide that based on each officer’s individual performance and other factors deemed appropriate by the Board or Compensation Committee, the Board may increase the executive’s base salary. Each agreement provides that, in the event that the Board increases any executive’s annual base salary, the amount of the initial annual base salary, together with any such increases, will become the executive’s base salary under the agreement.

Bonus; Fringe Benefits.    Each of these employment agreements provides that the executive is eligible to participate in any executive incentive plan adopted by UCFC or Home Savings. In addition, each of the employment agreements provides that Home Savings will provide the executive the benefit programs (including vacation and sick leave) provided to actively employed, similarly situated employees of Home Savings.

Termination upon Change of Control.    Each of the employment agreements provides that the executive is entitled to certain benefits if his employment is terminated within nine months before or one year after a change of control: (i) by Home Savings; or (ii) by the executive for “good reason” (including, for example, a material reduction in the executive’s salary, authorities, duties or responsibilities, a requirement (to the extent applicable) that the executive report to a corporate officer instead of reporting directly to the Board, a material change to one’s title or a material change in the geographic location in which the executive performs his services). Any benefits to be received by the executive will be reduced to the maximum amount payable under Code Section 280G without penalty.

Under these circumstances, the executive is entitled to an amount equal to two times his applicable base salary, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of twelve months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Under each of the employment agreements, “change of control” is defined as:

•

The date any one person, or more than one person acting as a group, acquires ownership of shares of UCFC or Home Savings possessing 25% or more of the total voting power of the shares of UCFC or Home Savings;

•	The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of UCFC or Home Savings;

•

The date a majority of the members of the Board of UCFC or Home Savings is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of the appointment or election; or

•	The acquisition by any person, or more than one person acting as a group, of “control” of Home Savings or UCFC within the meaning of 12 C.F.R. Section 303.81.

Termination upon Death.    Under all of the employment agreements, upon the executive’s death, his estate is entitled to receive a continuation of his base salary for 90 days.

Termination upon Disability.    Under the employment agreements, if the executive is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, Home Savings can terminate the employment agreement. After the employment agreement is terminated, the executive is entitled to any accrued salary or benefits in accordance with such plans or programs and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of twelve months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Termination for Cause.    None of the executives are entitled to receive any benefits under the employment agreement following termination for cause. “Cause” means (i) the executive’s continued intentional failure or refusal to perform substantially the executive’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by Home Savings to the executive of such failure; (ii) the executive’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the executive’s employment with Home Savings or UCFC; (iii) the executive’s conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to UCFC, Home Savings or any of their affiliates; or (iv) the executive’s disclosure of trade secrets or material, non-public confidential information of UCFC, Home Savings or any of its affiliates in violation of the UCFC’s, Home Savings’ or its affiliates’ policies that applies to the executive or any agreement with UCFC, Home Savings or any of its affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise.

Other Termination.    If the executive is terminated before the expiration of his employment agreement for any reason other than death, disability, cause or change of control, then he is entitled to receive the salary in effect at the time of termination for a period of twelve months, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage under all health and welfare benefit plans at the expense of Home Savings until the earlier of the expiration of the term or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Non-Compete; Non-Solicitation.    The executive is subject to a non-compete provision that prohibits him from engaging in any business actively in competition with that of the Company or its affiliates for a period of twelve months following termination of the executive in any county in which Home Savings or UCFC has an office, and non-solicitation of customers and employees provisions that prohibit them from soliciting any customers or employees for a period of twelve months following termination of the executive.

Indemnification.    Each of the employment agreements provides for indemnification by Home Savings for liabilities arising out of the executive’s performance of his duties under the employment agreement. Notwithstanding the foregoing, the indemnification provided under the agreement does not extend to matters for which the executive has been terminated or where such indemnification is prohibited by applicable law or regulation.

Suspension or Termination in Connection with certain Special Regulatory Events.    Under each of the employment agreements, if the executive’s employment is terminated or suspended (unless such suspension is stayed) by applicable Federal regulators or if Home Savings is placed in conservatorship or receivership, UCFC and Home Savings’ obligations under the agreements are terminated, except with respect to any vested rights of the executive. In the event of a suspension of an executive where the charges are later dismissed, Home Savings shall pay the executive the amount withheld during such suspension.

Release.    As a condition to receiving any payments for a termination under the agreement as described above, other than a payment of any accrued but unpaid compensation, benefits or bonus, the executive must agree to release Home Savings and its affiliates (including UCFC), employees and directors from any and all claims that the executive may have against Home Savings and its affiliates (including UCFC), employees and directors up to and including the date the executive signs a release in the form provided by Home Savings.

Related Person Transactions

Home Savings makes loans to executive officers and directors of UCFC and its subsidiaries in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Home Savings, and did not involve more than the normal risk of collectability or present other unfavorable features. All outstanding loans to executive officers and directors are current in their payments.

Mr. Adams, along with all other directors and some of the UCFC’s officers, also were parties to a Subscription Agreement that each such officer or director entered into with UCFC as of January 11, 2013, as part of UCFC’s overall $47 million capital raising efforts. Pursuant to Mr. Adams’ Subscription Agreement, Mr. Adams purchased 136,364 UCFC common shares at a price of $2.75 per common share, for a total purchase price of $375,001.

Mr. Buoncore entered into a Subscription Agreement pursuant to which he purchased 127,273 UCFC common shares at a price of $2.75 per common share, for a total purchase price of $350,001.

Mr. Burdman, including through his spouse and some affiliated entities, entered into multiple Subscription Agreements pursuant to which he, his spouse and those affiliated entities purchased an aggregate of 145,000 UCFC common shares at a price of $2.75 per common share for a total purchase price of $398,750. The table set forth below provides the specific allocation of UCFC common shares being purchased by Mr. Burdman, his spouse and his affiliated entities.

Name Person or Entity	Number of Shares	Nature of Ownership
Lee Burdman	30,000	Direct ownership, including 20,000 shares through his 401(k) account.
Bonnie Burdman	10,000	Direct ownership through her 401(k) account.
Purple Burd Limited Partnership	15,000	Purple Burd Limited Partnership is a family limited partnership in which Mr. Burdman is the general partner and owns a 1/2% interest.
KB Kidz Limited Partnership	45,909	Mr. Burdman owns a 24.785% limited partnership interest in KB Kidz Limited Partnership. In addition, he is the President of, and a 25% shareholder, in Mimi Family Corp., which is the General Partner of KB Kidz Limited Partnership. Mimi Family Corp. owns 0.786% of KB Kidz Limited Partnership.
Kenneth Burdman Marital Exempt Trust	40,000	Mr. Burdman serves as a Co-Trustees of this trust.
BLS Realty Corp.	10,000	Mr. Burdman is the Vice President of BLS Realty Corp. and owns 33 1/3% of the shares in this company.

The Board approved the form of Subscription Agreement. The issuance and sale of the common shares to Messrs. Adams, Buoncore and Burdman (including his spouse and affiliates) and to all the others who are considered insiders (collectively, the “Insider Offering”), was subject to shareholder approval at the May 28, 2013 Special Meeting of Shareholders. As previously disclosed, shareholders approved the Insider Offering at the Special Meeting, and the Insider Offering closed on May 29, 2013. The foregoing description of the Subscription Agreement is summary in nature and does not purport to be a complete description of all of the terms of such agreement, and is qualified in its entirety by reference to the form of Subscription Agreement attached as Exhibit 10.2 to UCFC’s Current Report on Form 8-K filed on January 15, 2013.

Pursuant to a Purchase Agreement, dated as of August 22, 2013, by and among Mr. Nohra, his spouse (collectively, the “Nohras”) and Home Savings, the Nohras agreed to purchase a residential property owned by Home Savings for $355,000. The transaction closed on or about November 18, 2013.

Home Savings obtained the property via a foreclosure sale for $381,000 on May 10, 2013. Subsequent to acquiring the property, Home Savings discovered that the property had been stripped of its appliances, many doors (including two hand-crafted mahogany exterior wood doors), nearly all lighting fixtures, many other fixtures and a rod iron stairwell. In addition, the property was in a state of disrepair.

Home Savings offered the property for sale and other interested purchasers viewed and expressed interest in the property. The Nohras’ offer was significantly higher than those other offers, so management and the Nohras executed the Purchase Agreement. The Purchase Agreement, however, provided that the sale was subject to certain approvals, including approval by the Audit Committee of the Board of Directors for a waiver from the Company’s Code of Ethics and Business Conduct Policy (the “Code of Ethics”).

The Code of Ethics provides in pertinent part that exceptions should be made as follows:

Any director, executive officer or senior officer who seeks any exception to any provision of these Guidelines should request such an exception from the Audit Committee, which exception should be addressed to the Audit Committee Chair, c/o General Counsel and Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio, 44503.

Given Mr. Nohra’s position as General Counsel and Secretary of UCFC, Mr. Nohra submitted the request for a waiver of the Policy to the Audit Committee c/o Mr. Bevack as President and CEO.

On August 27, 2013, the Audit Committee reviewed the proposed transaction and the Purchase Agreement. It approved the transaction subject to the Vice President—Real Estate and Facilities seeking the highest and best offer from another interested potential purchaser, which party responded that their highest and best offer was $300,000. Given that the Nohras offer exceeded this amount by $55,000, Home Savings sold the property to the Nohras.

On March 17, 2014, UCFC and Home Savings entered into a Consulting Agreement with Mr. Bevack, the former President and Chief Executive Officer of UCFC and Home Savings. The Consulting Agreement is for a period of two years from the first business day following Mr. Bevack’s retirement on March 31, 2014. Under the Consulting Agreement, UCFC, Home Savings and the President and Chief Executive Officer of UCFC and Home Savings may, from time to time, request consulting advice and services. In exchange for his services, Mr. Bevack will receive a monthly consulting fee of $32,187.50, payable in a lump sum on the seventh month of the term for the first seven monthly payments, and then payable monthly each month thereafter, for a total compensation of $772,500 during the term of the Consulting Agreement.

Other than the transactions set forth above, UCFC has no other related person transactions as defined in Regulation S-K Item 404(a).

PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and the rules and regulations adopted by the SEC under the Dodd-Frank Act, require that UCFC’s shareholders have an opportunity to approve, in a non-binding advisory vote, the compensation of the Named Executive Officers as disclosed in this proxy statement. Our Named Executive Officers are those individuals included in the Summary Compensation Table on page 25 in this proxy statement. The compensation being approved is the compensation required to be disclosed in this proxy statement by the rules of the SEC, including the compensation described in the Compensation Discussion and Analysis, accompanying tables and any related material disclosed in this proxy statement.

The vote is advisory in nature and therefore will not bind the Board to take any particular action. Nevertheless, if there is a significant vote against approval of the compensation, the Board intends to attempt to determine the reason for such negative votes, and the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board has structured the Company’s executive compensation program with the following objectives in mind: compensation should be directly linked to corporate operating performance, and all officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to their peers within the Company as well as their peers within the financial services industry. The Board urges you to read the “Compensation Discussion and Analysis” starting on page 14 of this proxy statement and the related compensation tables and narrative through page 29.

The Board is asking you to approve the following resolution, which will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation of UCFC’s named executive officers as named in the Summary Compensation Table of the Company’s 2014 Proxy Statement, as described in the ‘Compensation Discussion and Analysis,’ the compensation tables and the related disclosure contained on pages 14-29 in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board, overrule any decision made by the Board, or create or imply any additional fiduciary duty by the Board. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that you vote FOR the approval of UCFC’s executive compensation.

OWNERSHIP OF UCFC SHARES

The following table sets forth information about the only persons known to UCFC to own beneficially more than 5% of the outstanding UCFC common shares as of the voting record date:

Name and address	Amount and nature of beneficial ownership		Percent of shares outstanding
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,701,420	(1)	5.40%
FJ Capital Management, LLC 1313 Dolley Madison Blvd., Ste. 306 McLean, VA 22101	2,467,450	(2)	5.19%

(1)	Based on Schedule 13G dated January 17, 2014, in which BlackRock, Inc. reports sole voting power over 2,649,722 shares and sole dispositive power over 2,701420 of the shares reported.

(2)

Based on Schedule 13G/A, dated February 6, 2014, in which FJ Capital Long Short Equity Fund LLC (“FJC”), Bridge Equities III LLC (“Bridge”), FJ Capital Management LLC (“FJCM”), Martin S. Friedman, SunBridge Manager LLC (“SBM”), SunBridge Holdings LLC (“SBH”), and Realty Investment Company Inc.

(“Realty”) collectively report beneficial ownership over 2,616,357 shares of UCFC. Over which the owner has shared power to vote and dispose, FJC has 314,204 shares, Bridge has 2,302,153 shares, FJCM has 314,204 shares, Mr. Friedman has 314,204 shares, SBM has 2,302,153 shares, SBH has 2,302,153 shares, and Realty has 2,302,153 shares. Over which the owner has shared power to dispose, FJC has 314,204 shares, Bridge has 2,302,153 shares, FJCM has 314,204 shares, Mr. Friedman has 314,204 shares, SBM has 2,302,153 shares, SBH has 2,302,153 shares, and Realty has 2,302,153 shares.

The following table sets forth information regarding the number of UCFC common shares beneficially owned by each director and executive officer as of the voting record date:

	Amount and nature of beneficial ownership
Name and address (1)	Sole voting or investment power		Shared voting or investment power		Percent of shares outstanding
Marty E. Adams	142,554	(2)	—		*
Zahid Afzal	3,886	(2)	—		*
Patrick W. Bevack	319,713	(2)	11,200	(3)	*
Lee J. Burdman	47,620	(2)	120,909	(4)	*
Scott N. Crewson	43,804	(2)	46,400	(5)	*
Matthew T. Garrity	80,799	(2)	38,160	(6)	*
Scott D. Hunter	65,595	(2)	—		*
Gregory G. Krontiris	97,750		—		*
Jude J. Nohra	171,861	(2)	1,908	(7)	*
James R. Reske	125,845	(2)	36,000	(8)	*
Richard J. Schiraldi	127,925	(2)	—		*
Gary M. Small	125,000
David C. Sweet	56,601	(2)	—		*
All directors and executive officers as a group (14 persons)	1,535,368	(2)	254,577		3.50%

*	Less than one percent of the total outstanding.

(1)	Each of the persons listed in this table may be contacted at the address of UCFC.

(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the UCFC 1999 and 2007 Long-Term Incentive Plans: Mr. Adams – 1,334; Mr. Afzal – 1,333; Mr. Bevack — 121,421; Mr. Burdman — 1,334; Mr. Garrity — 60,000; Mr. Nohra — 69,785; Mr. Reske — 60,000; Mr. Schiraldi — 34,591; and each of Messrs. Crewson, Hunter and Dr. Sweet — 4,000; and directors and executive officers as a group — 391,041.

(3)	Includes 11,200 shares jointly owned with Mr. Bevack’s spouse.

(4)	Includes 15,000 shares owned by Purple Burd Limited Partnership, 45,909 shares owned by KB Kidz Limited Partnership, 40,000 shares owned by Kenneth Burdman Marital Exempt Trust, and 10,000 shares owned by BLS Realty Corp., over all of which Mr. Burdman has shared voting and investment power, and 10,000 shares owned by Mr. Burdman’s spouse.

(5)	Includes 46,400 shares jointly owned with Mr. Crewson’s spouse.

(6)	Includes 38,160 shares jointly owned with Mr. Garrity’s spouse.

(7)	Includes 1,908 shares owned by Mr. Nohra’s spouse.

(8)	Includes 36,000 shares jointly owned with Mr. Reske’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires UCFC’s executive officers and directors, and persons who own more than ten percent of UCFC’s common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide UCFC with a copy of such form. Based on UCFC’s review of the copies of such forms it has received, UCFC believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2013, except that two Forms 4 were filed late on January 21, 2014, each reporting one late transaction for each of Messrs. Reske and Garrity, and one Form 4 was filed late on January 23, 2014, reporting a late transaction for Mr. Esson.

AUDIT COMMITTEE REPORT

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting and internal auditing functions and controls, loan review function and engaging an independent registered public accounting firm to audit UCFC’s financial statements and internal controls over financial reporting. The Audit Committee has adopted a charter to set forth its responsibilities.

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Horwath regarding the results of their audit, as well as the written disclosures and the letter from Crowe Horwath required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of UCFC. A representative of Crowe Horwath also discussed with the Audit Committee the independence of Crowe Horwath from UCFC, as well as the matters required to be discussed by Statement of Auditing Standards 61, as may be amended from time to time. Discussions between the Audit Committee and the representative of Crowe Horwath, as well as written communications received from Crowe Horwath, included the following:

•	Crowe Horwath’s responsibilities in accordance with standards of the Public Company Accounting Oversight Board;

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	Management’s judgments and accounting estimates;

•	Whether there were any significant corrected or uncorrected audit adjustments;

•	Whether there were any disagreements with management;

•	Whether Crowe Horwath became aware of any consultation of UCFC’s management with other accountants;

•	Whether there were any major issues discussed with management prior to Crowe Horwath’s retention;

•	Whether Crowe Horwath encountered any difficulties in performing the audit;

•	Crowe Horwath’s judgments about the quality of UCFC’s accounting principles;

•	Crowe Horwath’s responsibilities for information prepared by management that is included in documents containing audited financial statements; and

•	Other matters.

Based on its review of the financial statements and its discussions with management and the representative of Crowe Horwath, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013.

Zahid Afzal, Chairman

Richard J. Schiraldi

Lee J. Burdman

Scott N. Crewson

Richard J. Buoncore (prior member and Chair)

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Crowe Horwath as UCFC’s independent registered public accounting firm for the 2014 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Horwath, the selection may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Horwath will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

The Audit Committee is responsible for, among other things, engaging an accounting firm to audit UCFC’s financial statements and internal control over financial reporting. The independent accountants may not provide the non-audit services described in Section 10A(g) of the Exchange Act. The independent accountants may provide other non-audit services, including tax services, if, and only if, approved in advance by the Audit Committee. The Audit Committee may delegate to a subcommittee its authority to approve audit and non-audit services, provided that decisions of the subcommittee are presented to the full Audit Committee for action at its next meeting

The aggregate fees billed by Crowe Horwath LLP to UCFC for the years ended December 31, 2013 and 2012 are shown in the table below. All services related to these fees were approved in advance by the Audit Committee.

	2013	2012
Audit Fees	$378,500	$379,600
Audit-Related Fees(1)	32,550	13,100
Tax Fees(2)	35,175	45,120
All Other Fees(3)	—	6,074

(1)	Includes fees for the accounting treatment of strategic initiatives.

(2)	Includes fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.

(3)	Includes fees for services related to the internal audit database and licenses.

PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS

AND OTHER MATTERS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2015 Annual Meeting of Shareholders of UCFC should be sent to UCFC by certified mail and must be received by UCFC not later than December 18, 2014. In addition, if a shareholder intends to present a proposal at the 2015 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by March 3, 2015, then the proxies designated by the Board of UCFC for the 2015 Annual Meeting of Shareholders of UCFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Shareholders may send written communications to the Board or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary of UCFC and submitted to the Board or the individual directors.

Management knows of no other business that may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BROKER OR OTHER NOMINEE, WE ENCOURAGE YOU TO PROMPTLY PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS IF YOU WANT YOUR SHARES VOTED AND TO CAREFULLY FOLLOW THE INSTRUCTIONS YOUR BROKER GIVES YOU PERTAINING TO THEIR PROCEDURES. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO EITHER VOTE ELECTRONICALLY OR TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Youngstown, Ohio	Jude J. Nohra
April 17, 2014	General Counsel & Secretary

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

UNITED COMMUNITY FINANCIAL CORP.

UNITED COMMUNITY FINANCIAL CORP.

2014 ANNUAL MEETING OF SHAREHOLDERS

May 27, 2014

The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Jude J. Nohra, as the Proxy of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on May 27, 2014, at 10:00 a.m. Eastern Time (the “Annual Meeting”), all of the shares of UCFC that the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

1.	The re-election of two directors for terms expiring in 2017:

☐	FOR all nominees listed below (except as marked to the contrary below):	☐	WITHHOLD authority to vote for all nominees listed below:

Richard J. Schiraldi

Gary M. Small

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2. An advisory vote to approve the compensation of UCFC’s named executive officers.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. The ratification of the selection of Crowe Horwath LLP, certified public accountants, as the auditors of UCFC for the current fiscal year.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The undersigned also appoints the Proxies to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

IMPORTANT: Please sign and date this Proxy on the reverse side.

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3 above.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1, 2 and 3 above.

All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement is hereby acknowledged.

        ☐ In order to accommodate all shareholders, please check if you plan on attending the Annual Meeting.

Please sign exactly as your name appears on your Stock Certificate(s). Executors, administrators, trustees, guardians, attorneys and agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name

Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.